Exhibit 10.63

FIFTH AMENDMENT OF LEASE

THIS FIFTH AMENDMENT OF LEASE (“FIFTH Amendment”) is made and entered into as of this 1st day of April, 2003 (the “Effective Date”), by and between the Wheatley Family Limited Partnership, a California Limited Partnership dba Matadero Creek, successor in interest to Jack R. Wheatley dba Matadero Creek, a sole proprietorship, (“Landlord”), and CV Therapeutics, Inc., a Delaware corporation (“Tenant”).

RECITALS

WHEREAS, Landlord and Tenant entered into a Lease dated August 6th, 1993 (the “Original Lease”), for approximately 46,374 square feet of space in the building known as and located at 3172 Porter Drive, Palo Alto, County of Santa Clara, California;

WHEREAS, Landlord and Tenant entered into a Letter Agreement dated June 30, 1994 (“Amendment No. 1”);

WHEREAS, Landlord and Tenant entered into a Second Amendment of Lease dated June 30, 1994 (“Second Amendment”), whereby Tenant leased the remaining 14,707 square feet of space in the Building, such that the premises now leased by Tenant consists of approximately 61,081 square feet (the “Premises”);

WHEREAS, Landlord and Tenant entered into a Third Amendment of Lease dated February 16, 2001 (“Third Amendment”), whereby Tenant extended the term of the Lease to April 30, 2012 upon such terms and conditions as contained therein;

WHEREAS, Landlord and Tenant entered into a Fourth Amendment of Lease dated April 1, 2003 (“Fourth Amendment”), whereby Tenant extended the term of the lease to April 30, 2014 and issued 200,000 warrants for shares of common stock upon such terms and conditions as contained therein.

Whereas, upon execution hereof, the agreement between Landlord and Tenant consists of the Original Lease, Amendment No. 1, the Second Amendment, the Third Amendment, the Fourth Amendment, and this Fifth Amendment of Lease

WHEREAS, the parties have discovered an error in the terms of the Fourth Amendment as signed, such that it does not reflect accurately the mutual business agreement of the parties with respect to the term of the Warrants issued, and the parties desire and intend to correct the terms of the Fourth Amendment;

AGREEMENT

NOW THEREFORE, for valuable consideration, receipt of which is hereby acknowledged, and in consideration of the hereinafter mutual promises, the parties hereto do agree as follows:

1.    Landlord and Tenant agree that the second sentence of Paragraph 5 of the Fourth Amendment is hereby deleted in its entirety, and is hereby replaced by the following new second sentence:

“The Warrant shall be exercisable during a term commencing on the Issuance Date and expiring (A) on the tenth (10th) anniversary of the Issuance Date if (but only if) at any time prior to the fifth (5th) anniversary of the Issuance Date, the closing price of one share of the common stock of the Company on the Nasdaq National Market has not been more than two (2) times the Exercise Price for each trading day during any period of twenty (20) consecutive trading days or (B) on the fifth (5th) anniversary of the Issuance Date.”

7.    Entire Agreement. Except as modified by this Fifth Amendment, the Lease shall remain in full force and effect. In the event of a conflict between the terms of this Fifth Amendment and the Original Lease or any previously executed amendments as noted above, the provisions of this Fifth Amendment of Lease shall control.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Third Amendment of Lease.

Landlord: MATADERO CREEK, a sole proprietorship		Tenant: CV THERAPEUTICS, INC., a Delaware Corporation

By:	/s/ J. ROBERT WHEATLEY	By:	/s/ DANIEL K. SPIEGELMAN

J. Robert Wheatley Manager		Name: Daniel K. Spiegelman Title: Senior Vice President and CFO